April 25, 2025
RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Re:
RiverSource Life Insurance Company
 Post-Effective Amendment No. 5 on Form N-4
 File number 333-282407
RiverSource Structured Solutions 2 annuity
Ladies and Gentlemen:
I am familiar with the above-referenced Registration Statement on Form N-4 filed by RiverSource Life Insurance Company (the “Company”) with the Securities and Exchange Commission in connection with theSingle Purchase Payment Deferred Index-Linked Annuity Contract and Interests therein offered in connection with the above-referenced annuity contract.
I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:
1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue theSingle Purchase Payment Deferred Index-Linked Annuity Contract and Interests therein.
2. TheSingle Purchase Payment Deferred Index-Linked Annuity Contract and Interests therein issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Nicole D. Wood
Nicole D. Wood Assistant General Counsel and Assistant Secretary